Filed Pursuant to Rule 424(a)
                                                Registration No. 333-31121

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 24, 1997)

                                [GRAPHIC OMITTED]

                        INTEGRATED HEALTH SERVICES, INC.

                 999,406 SHARES OF COMMON STOCK, $.001 PAR VALUE

         This document supplements the Prospectus dated July 24, 1997 relating to 999,406 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company (the "Shares"). The Shares are being offered for the account of the holders thereof. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On August 18, 1998 the last sale price of the Common Stock of the Company on the New York Stock Exchange was $26.00. The Common Stock of the Company is traded under the symbol "IHS."

         See "Risk Factors," which begins on page 6 of the accompanying Prospectus, for certain information that should be considered by prospective investors.

                                -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                -----------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST__,1998.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of July 1, 1997 (except as otherwise indicated) and as adjusted to reflect the sale of the Common Stock in the offering, as to the security ownership of the Selling Stockholders. Except as set forth below, none of the Selling Stockholders has held any position or office or had any other material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                       SHARES OF                    SHARES OF
                                                     COMMON STOCK                  COMMON STOCK
                                                     BENEFICIALLY      SHARES      BENEFICIALLY
                                                      OWNED PRIOR       BEING      OWNED AFTER
                                                      TO OFFERING       SOLD         OFFERING
                                                    --------------   ----------   -------------
DRIFTWOOD HEALTH CARE MANAGERS
 Driftwood Health Care Managers, Inc. (1) .......         3,000         3,000           0

SIGNATURE HOME CARE, INC. (2) ...................

 Alvin R. Albe, Jr. .............................           234           234           0

 Donald V. Barrett ..............................           690           690           0

 Peter E. Bennett ...............................           548           548           0

 Charles G. Berg ................................           239           239           0

 David Monte Blumberg ...........................           847           847           0

 Carmel Burke Bonesso ...........................            10            10           0

 Austin Broadhurst, Jr. .........................           156           156           0

 Louis Church ...................................           580           580           0

 Robert A. Day ..................................           626           626           0

 James de Venny .................................           783           783           0

 Robert F. Doviak c/o
   Dale L. McCullough, Special Master ...........           313           313           0

 Doviak Partners Ltd., Marla Reynolds, Agent.....         1,409         1,409           0

 Ian J. Dowie ...................................         1,566         1,566           0

 Escrow Fund (3) ................................       166,251       166,251           0

 Everen Cleaning Corp. Cust.
   FBO Terry Martin McGann IRA ..................           522           522           0

                                             SHARES OF                  SHARES OF
                                           COMMON STOCK                COMMON STOCK
                                           BENEFICIALLY     SHARES     BENEFICIALLY
                                            OWNED PRIOR      BEING     OWNED AFTER
                                            TO OFFERING      SOLD        OFFERING
                                          --------------   --------   -------------
 Everen Clearing Corp. Cust.
   FBO Rhonda Rife McGann IRA .........          261          261           0

 FG-HS ................................        3,915        3,915           0

 Alan H. Fishman ......................          391          391           0

 Steven J. Gilbert ....................        6,500        6,500           0

 Gary Gladstein .......................          704          704           0

 Clark Good ...........................           42           42           0

 James E. Gordon ......................          196          196           0

 Ruth Ann Hardisty ....................           10           10           0

 Steven D. Holzman ....................          234          234           0

 Alex M. Jernigan .....................          391          391           0

 Donna Kirk ...........................            9            9           0

 Michael Kluger .......................          690          690           0

 H. C. Kresge .........................          861          861           0

 Susan Kresge .........................          113          113           0

 Anthony J. LeVecchio .................        1,384        1,384           0

 Gary D. Markoff ......................          234          234           0

 Joseph Maturo ........................           64           64           0

 Joleen Moden .........................           38           38           0

 Cathy Nakashima ......................            9            9           0

 John H. Pinder .......................          313          313           0

 Steven B. Potter .....................          156          156           0

 Robert D. Reed .......................          783          783           0

 Gerry M. Ritterman ...................          234          234           0

 Samaritan Health System ..............        2,417        2,417           0

 Barry A. Schwimmer ...................          234          234           0

                                                          SHARES OF                    SHARES OF
                                                        COMMON STOCK                  COMMON STOCK
                                                        BENEFICIALLY      SHARES      BENEFICIALLY
                                                         OWNED PRIOR       BEING      OWNED AFTER
                                                         TO OFFERING       SOLD         OFFERING
                                                       --------------   ----------   -------------
 Rick A. Short .....................................            48            48           0

 Elliot Stein, Jr. .................................           234           234           0

 Stern Family Partnership ..........................            24            24           0

 Mark Alexander Thompson ...........................           313           313           0

 Jerry L. Tomlinson ................................           115           115           0

 Beatrice B. Trust, Marc I. Stern, Trustee .........           210           210           0

 Stephen F. Wiggins ................................           239           239           0

 Paul S. Wolansky ..................................           234           234           0

MEDIQ MOBILE X-RAY SERVICES, INC. (4)

 MEDIQ Mobile X-Ray Services, Inc. .................       143,893       143,893           0

TOTAL REHAB SERVICES (5)

 Timothy H. Dacy ...................................        18,271        18,271           0

 Shari Kaplan ......................................         6,102         6,102           0

 David S. Krause ...................................        18,271        18,271           0

 Ronald Paler ......................................         6,102         6,102           0

 Total Rehab Services, LLC .........................         9,745         9,745           0

 Total Rehab Services 02, LLC ......................         9,745         9,745           0

CAMBRIDGE (6)

 Bank of New York, Trustee for Annuity Trust
   Under Benefit Plan of Exxon Corp. and
   Participating Affiliates ........................           285           285           0

LIFEWAY, INC. (7)

 Lifeway Partners LLC (8) ..........................        75,936        75,936           0

 Fred McCall-Perez .................................        19,679        19,679           0

RESTORATIVE THERAPY (9)

 Synergy Two, Inc. .................................        65,201        65,201           0

                                      SHARES OF                   SHARES OF
                                    COMMON STOCK                 COMMON STOCK
                                    BENEFICIALLY      SHARES     BENEFICIALLY
                                     OWNED PRIOR      BEING      OWNED AFTER
                                     TO OFFERING       SOLD        OFFERING
                                   --------------   ---------   -------------
 David Nechas ..................        117,732      117,732              0

 Beth Kessler ..................        117,732      117,732              0

 Michael Favilla ...............         30,714       30,714              0

 ROBERT N. ELKINS (10) .........      3,080,458      154,522      2,925,936

--------------
(1) The shares sold hereunder represent shares issuable upon exercise of a Warrant to Purchase Shares of Common Stock issued to Driftwood Health Care Managers, Inc. ("Driftwood") on July 1, 1992 in connection with the Company's lease of a skilled nursing home facility owned by Driftwood.

(2) Shares are being sold hereunder by the former stockholders of Signature Home Care, Inc. ("Signature"). The shares sold hereunder represent shares received in exchange for the shares of Signature pursuant to the Stock Purchase Agreement dated as of August 23, 1996. Pursuant to the terms of such agreement, additional shares of Common Stock may be issued as a purchase price adjustment based on an audit of Signature's closing date balance sheet.

(3) Represents shares held in escrow to secure any purchase price adjustment in favor of the Company, any breach of the representations, warranties and covenants of Signature and the indemnification obligations of Signature under the Stock Purchase Agreement.

(4) The shares sold hereunder represent shares received in exchange for the assets of MEDIQ Mobile X-Ray Services, Inc., pursuant to the Asset Purchase Agreement dated as of November 6, 1996. These shares are pledged as collateral pursuant to a Credit Agreement dated as of October 1, 1996 among MEDIQ/PRN Life Support Services, Inc. as borrower, MEDIQ Incorporated and PRN Holdings, Inc. as parent guarantors, the initial lenders named therein, Banque Nationale de Paris, as Administrative Agent and initial issuing bank, and NationsBank, N.A., as Documentation Agent.

(5) The shares sold hereunder represent shares received in exchange for the assets of Total Rehab Services, LLC and Total Rehab Services 02, LLC pursuant to the Asset Purchase Agreement dated as of October 23, 1996. Of the shares of Common Stock being registered hereunder, 25,663 are currently held in escrow to secure indemnification obligations and purchase price adjustments pursuant to the Asset Purchase Agreement. Purchase price adjustments may be made based on a review of the closing date balance sheet of the sellers or on the inability of the Company to enter into a specified management agreement within thirty days of the closing (or the termination of such agreement), all on the terms set forth in the Asset Purchase Agreement.

(6) Represents shares issuable upon exercise of stock options.

(7) The shares sold hereunder represent shares received in exchange for the stock of Lifeway, Inc., pursuant to the Agreement and Plan of Reorganization dated as of November 8, 1996.

 (8) Dr. Robert N. Elkins, the Chairman and Chief Executive Officer of IHS, owns 99% of Lifeway Partners LLC, and his wife owns the remaining 1%. Does not include shares beneficially owned by Dr. Elkins. See Note 10.

 (9) Information as of April 23, 1998. The shares sold hereunder represent shares received in exchange for the assets of Rehab Dynamics, Inc. and Restorative Therapy Limited (which has since changed its name to Synergy Two, Inc.) pursuant to the Assets Purchase Agreement dated as of May 20, 1997.

(10) The shares beneficially owned by Dr. Elkins include 2,850,000 shares issuable upon exercise of options and 75,936 shares owned by Lifeway Partners LLC, a Selling Stockholder hereunder. See Note 8 above. The shares sold hereunder represent shares acquired by Dr. Elkins in the open market.